Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2011 RESULTS
First Quarter Net Revenue Increased 35% to $186.8 million
First Quarter Diluted EPS of $0.46
Vancouver, Canada — June 10, 2011 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the first quarter ended May 1, 2011.
For the first quarter ended May 1, 2011:
•	Net revenue for the quarter increased 35% to $186.8 million from $138.3 million in the first quarter of fiscal 2010.

•	Comparable stores sales for the first quarter increased by 16% on a constant dollar basis.

•
Direct to consumer revenue increased 51% to $13.8 million, or 7.4% of total Company sales, in the first quarter of fiscal 2011, an increase from 6.6% of total Company sales in the first quarter of fiscal 2010.

•
Gross profit for the quarter increased by 48% to $109.7 million, and as a percentage of net revenue gross profit increased to 58.7% for the quarter from 53.8% in the first quarter of fiscal 2010. The increase included 140 basis points from the non-recurring adjustment for the recognition of input tax credits in the first quarter of fiscal 2011.

•	Income from operations for the quarter increased by 59% to $51.7 million, and as a percentage of net revenue was 27.7% compared to 23.5% of net revenue in the first quarter of fiscal 2010.

•
The tax rate for the quarter was 36.3% compared to 40.0% a year ago. The decrease resulted from a revision to management’s plans for repatriation of unremitted earnings of the Canadian operating subsidiary.

•
Diluted earnings per share for the quarter were $0.46 on net income of $33.4 million, compared to diluted earnings per share of $0.27 on net income of $19.6 million in the first quarter of fiscal 2010. The increase included $0.02 in diluted earnings per share from the non-recurring adjustment for the recognition of input tax credits in the first quarter of fiscal 2011.

The Company ended the first quarter of fiscal 2011 with $260.9 million in cash and cash equivalents compared to $173.6 million at the end of the first quarter of fiscal 2010. Inventory at the end of the first quarter of fiscal 2011 totaled $64.4 million compared to $50.8 million at the end of the first quarter of fiscal 2010. The Company ended the quarter with 142 stores in North America and Australia.
Christine Day, lululemon’s CEO stated: “We’ve had a great start to the year and a very successful first quarter considering our lean inventory levels. We were able to generate strong sales and earnings growth while also focusing on a successful transition of our e-Commerce platform in-house. While catious about the macro-environment, we remain confident that our business momentum will continue through fiscal 2011.”
Updated Outlook
For the second quarter of fiscal 2011, we expect net revenue to be in the range of $200 million to $205 million based on a comparable-store sales percentage increase in the mid-to-upper teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.42 to $0.44 for the quarter. This assumes 72.6 million diluted weighted-average shares outstanding and a 36% tax rate.
Creating components for people to live a long, healthy and fun life

For the full fiscal 2011, we now expect net revenue to be in the range of $915 million to $930 million and diluted earnings per share are expected to be in the range of $2.10 to $2.16 for the full year. This assumes a tax rate of 36% and 72.8 million diluted weighted-average shares outstanding.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 10, 2011, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and fun life. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Creating components for people to live a long, healthy and fun life

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the risk that increasing costs of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer; increasing labor costs and other factors associated with the production of our products in China, which could increase the costs to produce our products; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits / Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224
Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 1, 2011	May 2, 2010
	(unaudited)	(unaudited)

Net revenue	$186,780	$138,297
Costs of goods sold	77,096	63,940

Gross profit	109,684	74,357
As a percent of net revenue	58.7%	53.8%
Selling, general and administrative expenses	57,997	41,883
As a percent of net revenue	31.1%	30.3%

Income from operations	51,687	32,474
As a percent of net revenue	27.7%	23.5%
Other income (expense), net	904	161

Income before provision for income taxes	52,591	32,635
Provision for income taxes	19,075	13,047

Net income	33,516	19,588
Net income attributable to non-controlling interest	144	—

Net income attributable to lululemon athletica inc.	$33,372	$19,588

Basic earnings per share	$0.47	$0.28
Diluted earnings per share	$0.46	$0.27
Basic weighted-average shares outstanding	71,380	70,599
Diluted weighted-average shares outstanding	72,455	71,582
Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	May 1, 2011	January 30, 2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$260,871	$316,286
Inventories	64,423	57,469
Other current assets	24,694	15,524

Total current assets	349,988	389,279
Property and equipment, net	144,917	70,954
Goodwill and intangible assets, net	28,769	27,112
Deferred income taxes and other assets	12,786	11,957

Total assets	$536,460	$499,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,409	$6,659
Other current liabilities	55,581	60,306
Income taxes payable	—	18,399

Total current liabilities	58,990	85,364
Non-current liabilities	21,609	19,645
Stockholders’ equity	455,861	394,293

Total liabilities and stockholders’ equity	$536,460	$499,302

Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 1, 2011	May 2, 2010
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$33,516	$19,588
Items not affecting cash	6,277	9,026
Other, including net changes in other non-cash balances	(34,138)	(16,042)

Net cash provided by operating activities	5,655	12,572
Net cash used in investing activities	(74,831)	(6,157)
Net cash provided by financing activities	8,158	4,982
Effect of exchange rate changes on cash	5,603	2,670

Increase (decrease) in cash and cash equivalents	(55,415)	14,067
Cash and cash equivalents, beginning of period	$316,286	$159,573

Cash and cash equivalents, end of period	$260,871	$173,640

Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 1, 2011	May 2, 2010
	% Change	% Change
Comparable-store sales (GAAP)	19%	51%
Decrease due to foreign exchange rate changes	(3)%	(16)%

Comparable-store sales in constant dollars	16%	35%
Creating components for people to live a long, healthy and fun life